Exhibit 99.1
  Praxair Reports Second-Quarter Earnings Per Share of 91 Cents


    DANBURY, Conn.--(BUSINESS WIRE)--July 23, 2003--Praxair, Inc. (NYSE: PX) reported second-quarter 2003 net income of $150 million and diluted earnings per share of 91 cents, both unchanged from the prior year. Net income for the quarter included a $6 million net gain, 4 cents per share, resulting from an income tax benefit and the recognition of currency hedge losses related to future quarters. Last year's quarterly earnings included a net gain of 7 cents per share, resulting from a litigation settlement and currency hedge gains related to future quarters. Excluding these items, diluted earnings per share were 87 cents as compared to 84 cents in the prior-year period.(a)
    Sales for the quarter were $1,401 million compared to $1,307 million in 2002. Sales grew 7% on a reported basis, and 4% excluding the impact of changes in natural gas price and currency. Operating profit was $223 million compared to $244 million in the prior year. Excluding the special items in both periods, operating profit was in line with the prior year.
    "Praxair performed well during the quarter, given the soft global economy," said Dennis H. Reilley, chairman and chief executive officer. "The actions we have taken to strengthen our market position in hydrogen, healthcare, electronics and Asia are taking hold and beginning to deliver profitable growth. Overall customer demand, however, remains soft, particularly in the U.S. manufacturing, chemical, automobile and aerospace markets. We are continuing to carefully manage costs and capital spending to deliver growing earnings during the downturn and to increase operating leverage when the economy recovers."
    In North America, reported sales of $893 million grew 5% from the prior year. Excluding the pass-through effect of higher natural gas prices, sales grew 2%. The growth in sales came from higher pricing overall and new business gained in the healthcare market. Overall volume was relatively unchanged due to the soft economy. Segment operating profit of $135 million was lower than a year ago, primarily as a result of higher energy costs.
    In Europe, sales increased 17% to $175 million and operating profit increased 21% to $41 million. The year-over-year increase was attributable to currency appreciation partially offset by a divestiture. South America sales grew 8% to $185 million, but excluding the effect of currency devaluation, sales grew 23% from both higher volume and improved pricing. Operating profit declined to $26 million as a result of currency devaluation and the effects of hedging. Asia's segment sales grew 16% to $92 million, and operating profit grew 15% to $15 million due to strong volume growth in China and Thailand.
    Praxair Surface Technologies' sales were unchanged at $99 million, but operating profit declined to $6 million due to weak market conditions and restructuring costs.
    Cash flow from operations for the quarter was $276 million. Capital expenditures were $154 million, excluding the purchase of leased assets. During the quarter the company issued $300 million of five-year bonds at 2.75%, and $350 million of 10-year bonds at 3.95%. The proceeds of these debt issues were used to refinance commercial paper, and purchase $339 million of leased assets, to lower overall financing costs. The company's debt-to-capital ratio(a) decreased to 49.2%. After-tax return on capital(a) improved to 12.9%, from 12.6% in the first quarter due to higher operating profit and a lower effective tax rate. The purchase of the leased assets reduced after-tax return on capital by 0.4% in the quarter, and will have a 0.8% effect in future quarters.
    For the third quarter of 2003, Praxair expects sales growth in the area of 8% versus last year's third quarter, and diluted earnings per share of 88 cents to 92 cents. For the full year, earnings guidance is $3.45 to $3.60 per diluted share.
    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2002 sales of $5.1 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.
    (a) Non-GAAP Measures. See Quarterly Financial Summary and
Appendix: Non-GAAP Measures.
    Attachments: Statement of Income, Balance Sheet, Cash Flow Statement, Segment Information, Quarterly Financial Summary and Non-GAAP Measures
    A teleconference on Praxair's second-quarter 2003 results is being held this morning, July 23, at 10:00 am Eastern Standard Time. The number is (706) 634-0777. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.
    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the impact of changes in worldwide and national economies, the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates.



                    PRAXAIR, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                                     Quarter Ended   Six Months Ended
                                       June 30,          June 30,
                                   ----------------- -----------------
                                   2003(a,b)  2002   2003(a,b)  2002
                                   -------- -------- -------- --------

SALES                              $ 1,401  $ 1,307  $ 2,738  $ 2,539
Cost of sales                          833      755    1,637    1,454
Selling, general and administrative    192      191      377      375
Depreciation and amortization          127      120      249      241
Research and development                19       16       36       33
Other Income (expense) - net (c)        (7)      19       (1)      25
                                   -------  -------  -------  -------
OPERATING PROFIT                       223      244      438      461
Interest expense                        35       47       77       98
                                   -------  -------  -------  -------
INCOME BEFORE INCOME TAXES             188      197      361      363
Income taxes (d)                        35       43       76       80
                                   -------  -------  -------  -------
                                       153      154      285      283
Minority interests                      (6)      (6)     (11)     (10)
Income from equity investments           3        2        6        4
                                   -------  -------  -------  -------
INCOME BEFORE ACCOUNTING CHANGES       150      150      280      277
Cumulative effect of an accounting
 change (e)                              -        -        -     (139)
                                   -------  -------  -------  -------
NET INCOME                         $   150  $   150  $   280  $   138
                                   =======  =======  =======  =======

PER SHARE DATA:
Basic earnings per share:
Before accounting change           $  0.92  $  0.92  $  1.72  $  1.70
Accounting change (e)                    -        -        -    (0.85)
                                   -------  -------  -------  -------
Net income                         $  0.92  $  0.92  $  1.72  $  0.85
                                   =======  =======  =======  =======

Diluted earnings per share:
Before accounting change           $  0.91  $  0.91  $  1.70  $  1.67
Accounting change (e)                    -        -        -    (0.84)
                                   -------  -------  -------  -------
Net income                         $  0.91  $  0.91  $  1.70  $  0.83
                                   =======  =======  =======  =======

Cash dividends                     $  0.21  $  0.19  $  0.42  $  0.38

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic shares outstanding (000's)   163,344  162,697  163,113  163,111
Diluted shares outstanding (000's) 165,425  164,835  165,045  165,383

(a) Consolidated sales for the quarter and six months ended June
30, 2003 increased $18 million and decreased $1 million, respectively, due to currency effects versus 2002.

(b) Results for the quarter and six months ended June 30, 2003 compared to the 2002 results include a $22 million and $69 million increase in sales, respectively, from the incremental contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit.

(c) Other income (expense) - net includes a $9 million loss for the quarter and a $8 million loss for the six months ended June 30, 2003 for net income hedge losses, of which $5 million and $2 million, respectively, related to anticipated second half net income. Other income (expense) - net for the quarter and six months ended June 30, 2002 included $8 million of currency hedge gains related to anticipated second half net income in Brazil, and a net gain of $7 million related to the settlement of litigation with Airgas, Inc.

(d) In the 2003 second quarter, the Company recorded a $10 million income tax benefit, $0.06 per diluted share, resulting from the resolution of various tax matters for previous years.

(e) In the 2002 first quarter, the Company recorded a $139 million non-cash transition charge to earnings for the adoption of SFAS 142 as a cumulative effect of an accounting change.


                    PRAXAIR, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                         (Millions of dollars)
                              (UNAUDITED)

                                                       June   December
                                                        30,      31,
                                                       2003     2002
                                                     -------  -------
ASSETS
Cash and cash equivalents                            $    54  $    39
Accounts receivable                                      965      860
Inventories                                              294      277
Prepaid and other current assets                         123      110
                                                     -------  -------
TOTAL CURRENT ASSETS                                   1,436    1,286

Property, plant and equipment - net                    5,068    4,666
Goodwill                                               1,041      985
Other intangibles                                         53       50
Other assets                                             425      414
                                                     -------  -------
TOTAL ASSETS                                         $ 8,023  $ 7,401
                                                     =======  =======

LIABILITIES AND EQUITY
Accounts payable                                     $   369  $   378
Short-term debt                                          154      215
Current portion of long-term debt                         22       23
Other current liabilites                                 494      484
                                                     -------  -------
TOTAL CURRENT LIABILITIES                              1,039    1,100

Long-term debt (a)                                     2,776    2,510
Other long-term liabilities                            1,160    1,287
                                                     -------  -------
TOTAL LIABILITIES                                      4,975    4,897

Minority interests                                       168      164
Shareholders' equity (b)                               2,880    2,340
                                                     -------  -------
TOTAL LIABILITIES AND EQUITY                         $ 8,023  $ 7,401
                                                     =======  =======


(a) In June 2003, Praxair purchased U.S. liquid storage and distribution equipment, and production facilities along the U.S. Gulf Coast, which were previously accounted for as operating leases, for a total of $339 million.

(b) Shareholders' equity in 2003 includes a net increase of $272 million for currency translation movements primarily in South
    America, Europe and North America versus December 31, 2002.



                    PRAXAIR, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Millions of dollars)
                              (UNAUDITED)


                                    Quarter Ended    Six Months Ended
                                       June 30,          June 30,
                                   ----------------  ----------------
                                    2003     2002     2003      2002
                                   -------  -------  -------  -------

OPERATIONS
  Net income                       $   150  $   150  $   280  $   138
  Adjustments:
   Depreciation and amortization       127      120      249      241
   Accounting change                     -        -        -      139
   Other non-cash (benefits)/
    charges                              7        1       16       (5)
   Working capital                     (53)       9     (142)     (69)
   Long-term assets and liabilities
    and other                           45      (20)      44      (37)
                                   -------  -------  -------  -------
    Net cash provided by operating
     activities                        276      260      447      407
                                   -------  -------  -------  -------

INVESTING
  Capital expenditures, excluding
   purchase of leased assets          (154)    (114)    (277)    (221)
  Purchase of leased assets (a)       (339)       -     (339)       -
                                   -------  -------  -------  -------
   Total capital expenditures         (493)    (114)    (616)    (221)
  Acquisitions                         (25)      (9)     (39)     (69)
  Divestitures and asset sales           2        1       54       15
                                   -------  -------  -------  -------
   Net cash used for investing
    activities                        (516)    (122)    (601)    (275)
                                   -------  -------  -------  -------

FINANCING
  Debt increase - net (a)              196        8      188       30
  Issuance of common stock              74       25      117      131
  Purchases of common stock             (3)    (141)     (64)    (236)
  Cash dividends                       (35)     (31)     (70)     (62)
  Minority transactions and other        2       (5)      (3)      (1)
                                   -------  -------  -------  -------
   Net cash (used for)/provided by
    financing activities               234     (144)     168     (138)

Effect of exchange rate changes on
 cash and Cash equivalents               2        -        1       (1)
                                   -------  -------  -------  -------

Change in cash and cash equivalents     (4)      (6)      15       (7)

Cash and cash equivalents,
 beginning-of-period                    58       38       39       39
                                   -------  -------  -------  -------

Cash and cash equivalents,
 end-of-period                     $    54  $    32  $    54  $    32
                                   =======  =======  =======  =======


(a) In June 2003, Praxair purchased U.S. liquid storage and distribution equipment, and production facilities along the U.S. Gulf Coast, which were previously accounted for as operating leases, for a total of $339 million.


                    PRAXAIR, INC. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                         (Millions of dollars)
                              (UNAUDITED)

                                     Quarter Ended   Six Months  Ended
                                       June 30,         June 30,
                                   ----------------  ----------------
                                     2003     2002     2003     2002
                                   -------  -------  -------  -------
SALES
  North America (a)                $   893  $   852  $ 1,786  $ 1,654
  South America (b)                    185      172      333      342
  Europe (c)                           175      149      340      281
  Asia                                  92       79      176      152
  Surface Technologies (d)              99       99      197      198
  Elimination                          (43)     (44)     (94)     (88)
                                   -------  -------  -------  -------
       Total sales                 $ 1,401  $ 1,307  $ 2,738  $ 2,539
                                   =======  =======  =======  =======

SEGMENT OPERATING PROFIT
  North America (a)                $   135  $   139  $   266  $   276
  South America (b)                     26       41       55       72
  Europe (c)                            41       34       79       64
  Asia                                  15       13       28       23
  Surface Technologies (d)               6       10       10       19
  All Other (e)                          -        7        -        7
                                   -------  -------  -------  -------
        Total operating profit     $   223  $   244  $   438  $   461
                                   =======  =======  =======  =======

(a) North American sales for the quarter and six months ended June
30, 2003 increased $22 million and $69 million, respectively, from the contractual pass-through of higher on-site hydrogen raw material costs tied to natural gas prices, with no impact on operating profit

(b) South American sales for the quarter and six months ended June
30, 2003 decreased $27 million and $79 million, respectively, due to currency effects versus 2002. Operating profit for the quarter and six months ended June 30, 2003 includes $2 million of currency hedge losses and $1 million of currency hedge gains, respectively, related to anticipated second half net income in Brazil. Operating profit for the quarter and six months ended June 30, 2002 included $8 million of currency hedge gains related to anticipated second half net income in Brazil.

(c) European sales for the quarter and six months ended June 30, 2003 increased $34 million and $63 million, respectively, due to currency effects versus 2002. Operating profit for the quarter and six months ended June 2003, include $2 million of currency hedge losses related to anticipated second half net income.

(d) Surface Technologies sales for the quarter and six months ended June 30, 2003 increased $8 million and $15 million respectively, due to currency effects versus 2002.

(e) All other represents a net gain of $7 million in the 2002 second quarter related to the settlement of litigation with Airgas, Inc.


                    PRAXAIR, INC. AND SUBSIDIARIES
                      QUARTERLY FINANCIAL SUMMARY
             (Millions of dollars, except per share data)
                              (UNAUDITED)

                            2003                    2002
                      --------------   ------------------------------
                      Q2(a)     Q1      Q4(b)   Q3(b)   Q2(c)    Q1
FROM THE INCOME
 STATEMENT
Sales                 $1,401  $1,337   $1,297  $1,292  $1,307  $1,232
Cost of sales            833     804      747     749     755     699
Selling, general and
 administrative          192     185      189     187     191     184
Depreciation and
 amortization            127     122      122     120     120     121
Research and
 development              19      17       20      16      16      17
Other income
 (expenses) - net         (7)      6        8      15      19       6
                      --------------   ------------------------------
Operating profit         223     215      227     235     244     217
Interest expense          35      42       45      63      47      51
Income taxes              35      41       40      38      43      37
Minority interests        (6)     (5)      (5)     (5)     (6)     (4)
Income from equity
 investments               3       3        3       2       2       2
                      --------------   ------------------------------
Income before
 cumulative effect of
 accounting changes      150     130      140     131     150     127
Cumulative effect of
 accounting changes        -       -        -       -       -    (139)
                      --------------   ------------------------------
Net income            $  150  $  130   $  140  $  131  $  150  $  (12)
                      ==============   ==============================
PER SHARE DATA
Diluted earnings per
 share:
Income before
 cumulative effect of
 accounting changes   $ 0.91  $ 0.79   $ 0.85  $ 0.80  $ 0.91  $ 0.77
Accounting changes         -       -        -       -       -   (0.84)
                      --------------   ------------------------------
Net income            $ 0.91  $ 0.79   $ 0.85  $ 0.80  $ 0.91  $(0.07)
                      ==============   ==============================
Cash dividends per
 share                $ 0.21  $ 0.21   $ 0.19  $ 0.19  $ 0.19  $ 0.19
DILUTED WEIGHTED
 AVERAGE SHARES
 OUTSTANDING (000's) 165,425 164,635  164,315 163,956 164,835 165,936

FROM THE BALANCE
 SHEET
Total debt            $2,952  $2,742   $2,748  $2,875  $3,022  $3,009
Total capital (non-
 GAAP measure, see
 Appendix)             6,000   5,379    5,252   5,231   5,526   5,605
Debt-to-capital ratio
 (non-GAAP measure,
 see Appendix)          49.2%   51.0%    52.3%   55.0%   54.7%   53.7%

FROM THE STATEMENT OF
 CASH FLOWS
Cash flow from
 operations           $  276  $  171   $  338  $  256  $  260  $  147
                      --------------   ------------------------------
Capital expenditures,
 excluding purchase
 of leased assets        154     123      158     119     114     107
Purchase of leased
 assets                  339       -        -       -       -       -
                      --------------   ------------------------------
  Total capital
   expenditures          493     123      158     119     114     107
                      --------------   ------------------------------
Acquisitions              25      14       37       7       9      60
Cash dividends            35      35       30      31      31      31

OTHER INFORMATION
Number of employees   24,996  24,730   25,010  24,375  24,627  24,809
After-tax return on
 capital (ROC) (non-
 GAAP measure, see
 Appendix)              12.9%   12.6%    13.7%   13.8%   13.8%   12.2%

SEGMENT DATA
SALES
-----
North America         $  893  $  893   $  852  $  845  $  852  $  802
South America            185     148      136     154     172     170
Europe                   175     165      157     151     149     132
Asia                      92      84       88      84      79      73
Surface Technologies      99      98       97      99      99      99
Eliminations             (43)    (51)     (33)    (41)    (44)    (44)
                      --------------   ------------------------------
    Total             $1,401  $1,337   $1,297  $1,292  $1,307  $1,232
                      ==============   ==============================
SEGMENT OPERATING
 PROFIT
-----------------
North America         $  135  $  131   $  142  $  139  $  139  $  137
South America             26      29       26      37      41      31
Europe                    41      38       39      36      34      30
Asia                      15      13       14      14      13      10
Surface Technologies       6       4        6       9      10       9
All Other                  -       -        -       -       7       -
                      --------------   ------------------------------
    Total             $  223  $  215   $  227  $  235  $  244  $  217
                      ==============   ==============================

(a) Diluted EPS for the second quarter of 2003 includes a charge of ($0.02) per share from the recognition of currency hedge losses related to anticipated second half net income and a benefit of $0.06 per share from the resolution of various tax matters for previous years. Reported diluted EPS was $0.91, and it would have been $0.87 per diluted share exluding these items (EPS of $0.87 is a non-GAAP measure).

(b) Diluted EPS for the third quarter of 2002 included a charge of ($0.07) per share for the early retirement of debt and a benefit of $0.02 per share from the recognition of currency hedge gains related to anticipated fourth quarter net income. Reported diluted EPS was $0.80, and it would have been $0.85 per diluted share exluding these items (EPS of $0.85 is a non-GAAP measure).

(c) Diluted EPS for the second quarter of 2002 included a benefit of $0.07 per share resulting from a litigation settlement and recognition of currency hedge gains related to anticipated net income in future quarters. Reported diluted EPS was $0.91, and it would have been $0.84 per diluted share exluding these items (EPS of $0.84 is a non-GAAP measure).



                    PRAXAIR, INC. AND SUBSIDIARIES
                               APPENDIX
                           NON-GAAP MEASURES
                     (Dollar amounts in millions)
                              (UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its debt-to-capital ratio is appropriate for measuring its financial leverage. The Company believes that its after-tax return on invested capital ratio is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interest, preferred stock, and shareholders' equity).


                       2003     2003                 2002
                      --------------   ------------------------------
                       Q2(a)    Q1     Q4(b)    Q3(b)   Q2(c)   Q1
TOTAL CAPITAL
-------------
 Total debt           $2,952  $2,742   $2,748  $2,875  $3,022  $3,009
 Minority interests      168     160      164     152     155     148
 Preferred stock           -       -        -       -      20      20
 Shareholders' equity  2,880   2,477    2,340   2,204   2,329   2,428
                      --------------   ------------------------------
  Total Capital       $6,000  $5,379   $5,252  $5,231  $5,526  $5,605
                      ==============   ==============================

DEBT-TO-CAPITAL RATIO   49.2%   51.0%    52.3%   55.0%   54.7%   53.7%
--------------------- ==============   ==============================

AFTER-TAX RETURN ON
CAPITAL (ROC)
--------------------
 Operating profit     $  223  $  215   $  227  $  235  $  244  $  217
 Less: reported taxes    (35)    (41)     (40)    (38)    (43)    (37)
 Less: tax benefit on
  interest expense        (8)    (10)     (10)    (14)    (11)    (11)
 Add: income from
  equity investments       3       3        3       2       2       2
                      --------------   ------------------------------
  Net operating profit
   after-tax (NOPAT)  $  183  $  167   $  180  $  185  $  192  $  171

 Beginning capital    $5,379  $5,252   $5,231  $5,526  $5,605  $5,627
 Ending capital       $6,000  $5,379   $5,252  $5,231  $5,526  $5,605
 Average capital      $5,690  $5,316   $5,242  $5,379  $5,566  $5,616

 ROC%                    3.2%    3.1%     3.4%    3.4%    3.4%    3.0%

 ROC% (annualized)(a)   12.9%   12.6%    13.7%   13.8%   13.8%   12.2%
                      ==============   ==============================

(a) NOPAT for the second quarter of 2003 included a tax benefit of $10 million (0.7% ROC annualized) resulting from the resolution of tax matters from previous years, and a charge of $5 million pre- tax and $4 million after tax (0.3% ROC annualized) from the recognition of currency hedge losses related to anticipated second half net income. Ending capital for the second quarter of 2003 includes $339 million of additional debt related to the purchase of leased assets, which decreased ROC by 0.4% in the current quarter on an annualized basis, and will reduce ROC by an additional 0.4% (0.8% in total ) in future quarters.
(b) NOPAT for the third quarter of 2002 included a benefit of $4 million (0.3% ROC annualized) from the recognition of currency hedge gains related to fourth quarter 2002 earnings.

(c) NOPAT for the second quarter of 2002 included a benefit of $11 million (0.8% ROC annualized) resulting from a litigation settlement ($7 million pre-tax) and recognition of currency hedge gains ($8 million pre-tax) related to anticipated net income in future quarters for Brazil.



    CONTACT: Praxair, Inc.
             Media
             Susan Szita Gore,  203-837-2311
             susan_szita-gore@praxair.com
                 or
             Investors
             Elizabeth Hirsch, 203-837-2354
             liz_hirsch@praxair.com